EXHIBIT 11 - Statement Re:  Computation of Earnings Per Share

                                                             Three Months Ended
                                                                March 31,
(In thousands)                                              1997          1996(1)
                                                            -------------------
Primary
    Average shares outstanding .....................        17,161        18,006
    Common stock equivalents:
        Net effect of the assumed
        exercise of stock options and
        stock warrants based on
        average market price .......................           377           453
                                                           -------       -------

Primary average shares .............................        17,538        18,459
                                                           =======       =======

Net income applicable to common
    shares .........................................       $ 3,956       $ 2,627

Primary net income per share .......................       $   .23       $   .14


Fully diluted
    Average shares outstanding .....................        17,161        18,006
    Common stock equivalents:
        Net effect of the assumed
        exercise of stock options and
        stock warrants based on end
        of period market price .....................           382           459
                                                           -------       -------

Fully diluted average shares .......................        17,543        18,465
                                                           =======       =======

Net income applicable to common
    shares .........................................       $ 3,956       $ 2,627

Fully diluted net income per share .................       $   .23       $   .14


(1) Share figures for 1996 have been restated for the 10% stock dividend issued in December 1996.

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